Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
UnitedHealth Group Incorporated
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Other	Deferred Compensation Obligations	457(h)	$50,000,000	100%	(2)	$50,000,000	(2)	$0.00008700	$4,350
Total Offering Amounts						$50,000,000	(2)		$4,350
Total Fee Offsets									—
Net Fee Due									$4,350
(1)The Deferred Compensation Obligations are unsecured obligations to pay deferred compensation in the future in accordance with the terms of the ASC PEO, LLC Physician Non-Qualified Deferred Compensation Plan.
(2)Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended.

Table 2: Fee Offset Claims and Sources
☑ Not Applicable

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
1